Exhibit (99.1)

               News Release

FOR IMMEDIATE RELEASE

Contact:	Michael Monahan (651) 250-2809 Andrew Hedberg (651) 250-2185

ECOLAB CLOSES ON PURCHASE OF PUROLITE

ST. PAUL, Minn., Dec. 1, 2021: Ecolab Inc. has closed on its previously announced acquisition of Purolite, a leading and fast-growing global provider of high-end ion exchange resins for the separation and purification of solutions for pharmaceutical and industrial applications. Headquartered in King of Prussia, PA, Purolite operates in more than 30 countries, with expected 2021 sales of approximately $0.4 billion. Total consideration was approximately $3.7 billion.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services. With annual sales of $12 billion and more than 44,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

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(ECL-A)